EXHIBIT 5

[BIOMET, INC. LETTERHEAD]

August 16, 2004

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I have assisted in the preparation of the Registration Statement on Form S-8 to be filed by Biomet, Inc., an Indiana corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof in connection with the registration and issuance by the Company of 186,612 shares of its common stock, no par value (the “Shares”).

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended Articles of Incorporation of the Company, and (ii) minutes and records of the corporate proceedings of the Company with respect to the registration and issuance of the Shares.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others, (ii) information contained in a certificate obtained from the Secretary of State of the State of Indiana and (iii) factual information I have obtained from such other sources as I have deemed reasonable.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I advise you that in my opinion the Shares have been duly authorized and, when the Shares are duly countersigned by the Company’s registrar, and upon receipt by the Company of the consideration to be paid therefor, the Shares will be validly issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the Indiana Business Corporation Law. My advice on any legal issue addressed in this letter represents my opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5 to the Registration Statement on Form S-8. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the Indiana Business Corporation Law be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement on Form S-8 and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ DANIEL P. HANN
Daniel P. Hann
Senior Vice President and General Counsel